Exhibit 10.3

LIFELOCK, INC. SEVERANCE PLAN
(Effective as of August 29, 2016)

Consolidated Plan and Summary Plan Description

1.Introduction. This Severance Plan (as may be amended from time to time, this “Plan”) has been adopted by LifeLock, Inc. (the “Company”), effective as of August 29, 2016, in order to provide specified severance pay and benefits to eligible employees of the Company and/or its affiliates who (a) incur qualifying terminations of employment, and (b) abide by the terms and conditions of participation in, and receipt of such pay and benefits, as set forth in the Plan.

The Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This document constitutes both the written instrument under which the Plan is maintained and the summary plan description for the Plan, as required by ERISA.

2.Important Terms. The following capitalized words and phrases will have the meanings set forth in this Section 2:

2.1    “Administrator” means the Company, acting through the Board (as defined below), the Compensation Committee of the Board or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 11, but only to the extent of such delegation.

2.2    “Board” means the Board of Directors of the Company.

2.3    “Cause” means any of the following reasons:

(a)An act of personal dishonesty, fraud or embezzlement by the Eligible Employee;

(b)A demonstrably willful and deliberate violation by the Eligible Employee of his or her obligations under any written employment agreement or offer letter between the Employer and Eligible Employee or confidentiality and proprietary rights and/or non-solicitation agreement between the Employer and Eligible Employee, which is not remedied in a reasonable period of time (but no later than fifteen (15) days) after receipt of written notice from the Employer;

(c)A willful or deliberate refusal by the Eligible Employee to follow the lawful reasonable requests or instructions of the Board or the Eligible Employee’s direct supervisor, which is not remedied in a reasonable period of time after receipt of written notice from the Employer;

(d)A conviction of the Eligible Employee for any criminal act that is a felony or that is a crime involving acts of personal dishonesty causing material harm to the standing and reputation of the Employer; or In the case of an Eligible Employee who is employed by the Employer as legal counsel to the Employer, the loss, revocation or suspension of the Eligible Employee’s license to practice law in any state in which he or she is licensed to practice, other than any short-term suspension for non-payment of license fees or other similar procedural reasons or his or her voluntary withdrawal of his or her license to practice law in any state.

2.4    “Change in Control” means the occurrence of any of the following events:

(a)The acquisition by any Person (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and used in Sections 13(d) and 14(d) thereof, and including a “group” as defined in Section 13(d) thereof) of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (i) the value of the then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 2.4, the following acquisitions shall not constitute or result in a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (D) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any parent or subsidiary thereof; or (E) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (c) below; or

(b)During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)Consummation of (i) a reorganization, merger, statutory share exchange, or consolidation or similar transaction involving (A) the Company or (B) any of its subsidiaries, but in the case of this clause (B) only if equity securities of the Company are issued or issuable in connection with the transaction (each of the events referred to in this clause (i) being hereinafter referred to as a “Business Reorganization”), or (ii) a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its subsidiaries (each an “Asset Sale”), in each case, unless, following such Business Reorganization or Asset Sale, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Reorganization or Asset Sale beneficially own, directly or indirectly, more than fifty percent (50%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors

(or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Reorganization or Asset Sale (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Reorganization or Asset Sale, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be (excluding any outstanding equity or voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the Business Reorganization or Asset Sale as a result of their ownership, prior to such consummation, of equity or voting securities of any company or other entity involved in or forming part of such Business Reorganization or Asset Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) of the Company or any Continuing Entity or any entity controlled by the Continuing Corporation or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the value of the then outstanding equity securities of the Continuing Entity or the combined voting power of the then outstanding voting securities of the Continuing Entity except to the extent that such ownership existed prior to the Business Reorganization or Asset Sale, and (3) at least a majority of the members of the board of directors or other governing body of the Continuing Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Reorganization or Asset Sale; or

(d)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.5    “Change in Control Period” means the time period beginning on the date that is three (3) months before a Change in Control and ending on the date that is twelve (12) months after such Change in Control.

2.6    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific section of the Code will include such section and any valid regulation or other applicable guidance that has been promulgated under such section and is in effect.

2.7    “Company” means LifeLock, Inc., a Delaware corporation, and any successor as described in Section 21.

2.8    “Constructive Termination” has the meaning set forth in the Participant’s Participation Agreement for such term. The determination of whether a Constructive Termination exists, including the determination of the cure of any event and/or breach constituting a Constructive Termination, will be made in all cases by the Administrator in accordance with authorities and deference afforded to the Administrator under Section 11 of the Plan.

2.9    “Disability” means Eligible Employee’s (i) inability to perform his or her essential duties and responsibilities with or without reasonable accommodation which has lasted or can be expected to last for a continuous period of not less than twelve (12) months or (ii) total and permanent disability and inability to engage in any substantial gainful activity related to his or her essential duties by reason of any medically determinable physical or mental impairment which can be expected to result in death which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The Administrator will determine whether an Eligible Employee has incurred a Disability in accordance with uniform and nondiscriminatory standards adopted by the Administrator from time to time, based on such evidence as the Administrator deems necessary or advisable. The Administrator may employ one or more physicians to examine an Eligible Employee and to investigate health or medical statements made by or on behalf of the Eligible Employee and may rely upon such evidence as it deems sufficient. The Administrator’s determination as to an Eligible Employee’s Disability will be final and binding.

2.10    “Effective Date” means August 29, 2016.

2.11    “Eligible Employee” means an employee of the Company or of any parent or subsidiary of the Company who has been designated by the Administrator as being eligible to participate in the Plan.

2.12    “Employer” means, with respect to an Eligible Employee, the Company or the parent or subsidiary of the Company that directly employs such employee.

2.13    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Any reference to a specific section of ERISA will include such section and any valid regulation or other applicable guidance that has been promulgated under such section and is in effect.

2.14    “Equity Awards” mean a Participant’s outstanding stock options, restricted stock, restricted stock units and other Company equity compensation awards, if any.

2.15    “Involuntary Termination” means an Eligible Employee’s termination of employment with the Employer under the circumstances described in Section 4.

2.16    “Monthly Base Salary” means an Eligible Employee’s monthly base salary rate in effect immediately before the date on which his or her Involuntary Termination occurs; provided, however, that in the event such Involuntary Termination occurs during a Change in Control Period, then the Eligible Employee’s Monthly Base Salary will not be less than his or her monthly base salary rate in effect immediately before the Change in Control Period. The determination of the amount of a Participant’s Monthly Base Salary will be made by the Administrator, in accordance with the records of the Employer.

2.17    “Participant” means an Eligible Employee who has timely and properly executed and delivered his or her Participation Agreement to the Administrator, as set forth therein. A Participant’s Severance Benefit levels will be determined by the Administrator and reflected in the Participant’s Participation Agreement, as designated by the Administrator in its sole discretion.

2.18    “Participation Agreement” means the individual agreement provided by the Administrator to an employee of an Employer designating such employee as an Eligible Employee under the Plan. A form of Participation Agreement is attached hereto as Appendix A.

2.19    “Section 409A” means Section 409A of the Code.

2.20    “Severance Benefits” means the compensation and other benefits that a Participant will be provided in the circumstances described in Section 4 and set forth in his or her Participation Agreement.

2.21    “Target Bonus” means the greater of the Participant’s annualized target bonus amount under the applicable Employer bonus plan, as in effect for the performance period in which the Participant’s Involuntary Termination occurs, or if greater, such target bonus amount as in effect for the performance period in which the Change in Control occurs.

3.Eligibility for Severance Benefits. An individual is eligible for Severance Benefits under the Plan, as described in Section 4, only if he or she is an Eligible Employee on the date he or she experiences an Involuntary Termination and otherwise satisfies the requirements of the Plan.

4.Involuntary Termination.

4.1    Involuntary Termination During Change in Control Period. If, during a Change in Control Period, (a) a Participant terminates his or her employment with the Employer due to a Constructive Termination, or (b) the Employer terminates the Participant's employment for a reason reason other than Cause or the Participant’s death or Disability, then, solely to the extent specifically provided in the Participant’s Participation Agreement, the Participant will receive the following Severance Benefits, subject to Section 10 and the Participant’s compliance with Section 6:

4.1.1    Cash Severance Benefit. Continuing payments of cash severance, payable in accordance with the Employer’s payroll practice as in effect from time to time, as set forth in the Participant’s Participation Agreement;

4.1.2    In-lieu of COBRA Benefit. If the Participant and any spouse and/or other dependents of the Participant (“Family Members”) have coverage under the group health plan(s) sponsored by the Company on the date of the Participant’s Involuntary Termination (such coverage, “Qualifying Health Coverage”), a lump sum cash payment in an aggregate amount equal to a specified number of months of the Monthly COBRA Premium Amount (as defined below), as set forth in the Participant’s Participation Agreement. “Monthly COBRA Premium Amount” for this purpose means the applicable monthly premium that the Participant otherwise would be required to pay to continue Qualifying Health Coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), which amount will be determined based on the premium otherwise payable for the first month of such COBRA continuation coverage, including the two-percent (2%) administrative charge. For the avoidance of doubt, any such payment will be made regardless of whether the Participant (and/or any Family Members) actually elect COBRA continuation coverage; and

4.1.3    Equity Award Vesting Acceleration Benefit. The Participant’s Equity Awards will accelerate and vest to the extent provided in the Participant’s Participation Agreement.

4.2    Involuntary Termination Other Than During a Change in Control Period. If (a) the Employer terminates a Participant’s employment for a reason other than Cause or the Participant’s death or Disability, or (b) the Participant terminates his or her employment with the Employer due to a Constructive Termination, but only if so provided in the Participant’s Participation Agreement, and in either case such Involuntary Termination does not occur during a Change in Control Period, then, solely to the extent specifically provided in the Participant’s Participation Agreement, the Participant will receive the following Severance Benefits, subject to Section 10 and the Participant’s compliance with Section 6:

4.2.1    Cash Severance Benefit. Continuing payments of cash severance, payable in accordance with the Employer’s payroll practice as in effect from time to time, as set forth in the Participant’s Participation Agreement; and

4.2.2    In-Lieu of COBRA Benefit. If the Participant and any Family Members have Qualifying Health Coverage, a lump sum cash payment in an aggregate amount equal to a specified number of months of the Monthly COBRA Premium Amount, as set forth in the Participant’s Participation Agreement. For the avoidance of doubt, any such payment will be made regardless of whether the Participant (and/or any Family Members) actually elect COBRA continuation coverage; and

4.2.3    Equity Award Vesting Acceleration Benefit. The Participant’s Equity Awards will accelerate and vest to the extent provided in the Participant’s Participation Agreement.

For the avoidance of doubt, if (i) a Participant incurs an Involuntary Termination under the circumstances described in this Section 4.2 before a Change in Control, which qualifies the Participant for a Severance Benefit under Section 4.2.1, 4.2.2 and/or 4.2.3, and (ii) a Change in Control occurs within the two (2)-month period following the Involuntary Termination, which would otherwise qualify the Participant for a superior Severance Benefit under Section 4.1.1, 4.1.2 and/or 4.1.3, respectively, then the Participant instead will be eligible to receive such superior Severance Benefit, which will be reduced by the applicable amount, if any, previously paid under this Section 4.2.

5.Limitation on Payments. In the event that the Severance Benefits or other payments and benefits payable or provided to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“Section 280G”) and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Participant’s Severance Benefits or such other payments or benefits (collectively, the “280G Amounts”) will be either:

(a)delivered in full; or

(b)delivered as to such lesser extent that would result in no portion of the 280G Amounts being subject to the excise tax under Section 4999;

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Participant on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999.

5.1    Reduction Order. In the event that a reduction of 280G Amounts is made in accordance with this Section 5, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G, in the following order:

(a)reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);

(b)cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first);

(c)reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and

(d)reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).

In no event will the Participant have any discretion with respect to the ordering of payment reductions.

5.2    Nationally Recognized Firm Requirement. Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 5 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Administrator, whose determination will be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and Section 4999. The Company and the Participant will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5. The Company will bear the costs and make all payments for the Firm’s services in connection with any calculations contemplated by this Section 5.

6.Conditions to Receipt of Severance Benefits.

6.1    Release Agreement. Notwithstanding any contrary Plan provision, as a condition to receiving any Severance Benefits, a Participant will be required to sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company (the “Release”). The Release will not include any post-employment restrictions beyond any such restrictions that the Participant has previously agreed to in a written agreement or agreements with the Employer. In all cases, the Release must become effective and irrevocable no later than the sixtieth (60th) calendar day following the Participant’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to receive the Severance Benefits. In no event will any Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

6.2    Other Requirements. A Participant’s receipt of Severance Benefits will be subject to his or her continuing to comply with the provisions of the Participant’s Release and the terms of any confidentiality, proprietary rights and non-solicitation agreement, and any other written agreement or agreements between the Participant and the Employer under which the Participant has a material duty or obligation to the Employer. Any Severance Benefits will terminate immediately for a Participant if he or she, at any time, violates any such agreement and/or his or her Release.

7.Timing of Severance Benefits. Provided that a Participant’s Release becomes effective and irrevocable by the Release Deadline Date (as defined in Section 6.1) and subject to Section 9 and the terms of the Participant’s Participation Agreement, any Severance Benefits will be paid, or in the case of installments, will commence, on the first Employer payroll date following the Release Deadline Date (the “Payment Date”), and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s Involuntary Termination through the Payment Date will be paid in a lump sum to the Participant on the Payment Date, with any remaining payments to be made as provided in the Plan or the Participant’s Participation Agreement, as applicable.

8.Non-Duplication of Benefits. In the event that a Participant becomes entitled to receive a Severance Benefit under this Plan and such benefit duplicates a benefit that would otherwise be provided to the Participant under any other Employer plan, program or arrangement, or under a written employment agreement or offer of employment letter between the Participant and the Employer (collectively, the “Other Plan”), as a result of the Participant's Involuntary Termination, then the Participant will be entitled to receive the greater of the Severance Benefit available under this Plan, on the one hand, and the benefit available under such Other Plan, on the other.

9.Section 409A.

9.1    Notwithstanding any contrary Plan provision, no Severance Benefits to be paid or provided to a Participant, if any, which, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (collectively, the “Deferred Payments”), will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A (a “Separation from Service”). Similarly, no Severance Benefits payable to a Participant, if any, which otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9), will be payable until the Participant has a Separation from Service.

9.2    It is intended that none of the Severance Benefits will constitute Deferred Payments but rather will be exempt from Section 409A as payments that would fall within the “short-term deferral period” or result from an involuntary separation from service (as defined in Section 409A), as described in Section 9.4. It is also intended that to the extent any such Severance Benefits are not otherwise excluded from coverage under Section 409A pursuant to the exceptions in the immediately preceding sentence, they are excluded from coverage under Section 409A pursuant to the “limited payment” exception under Treasury Regulation Section 1.409A-1(b)(9)(v)(D), but only to the extent permitted by such regulation. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment. Any Severance Benefits that would be considered Deferred Payments will be paid on the sixtieth (60th) calendar day following the Participant’s Separation from Service, or if later, such time as required by Section 9.3. Further, except as required by Section 9.3, any Severance Benefits that, but for the immediately preceding sentence, would have been made to the Participant during the sixty (60)-day period immediately following the Participant’s Separation from Service will be paid to the Participant on the sixtieth (60th) calendar day following the Participant’s Separation from Service and any remaining payments will be made as provided in this Plan.

9.3    Notwithstanding any contrary Plan provision, if an Eligible Employee is a “specified employee” within the meaning of Section 409A at the time of his or her Separation from Service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following such Separation from Service, will become payable on the date that is six (6) months and one (1) day following the date of such Separation from Service. Any subsequent Deferred Payment, if any, will be payable in accordance with the payment schedule applicable to such payment. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following his or her Separation from Service, but before the six (6) month anniversary of such Separation from Service, then any payments delayed in accordance with this Section 9.3 will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and any other Deferred Payment will be payable in accordance with the payment schedule applicable to such payment. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Treasury Regulation Section 1.409A-2(b)(2).

9.4    Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) or qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) that does not exceed the limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) will not constitute a Deferred Payment for purposes of Section 9.1.

9.5    The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to so comply or be exempt. For purposes of the Plan, to the extent required to be exempt from or comply with Section 409A, any references to an Eligible Employee’s Involuntary Termination or similar phrases relating to the termination of an Eligible Employee’s employment will be references to his or her Separation from Service (as defined in Section 9.1). Notwithstanding any contrary Plan provision, including but not limited to Section 14, the Company, by action of the Administrator, reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of any Participant or other person or entity, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of any Severance Benefits or imposition of any additional tax. In no event will an Employer reimburse any Participant or other person or entity for any taxes imposed or any other costs incurred as result of Section 409A.

10.Withholdings. The Employer will withhold from any Severance Benefits any applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

11.Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in its sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA. Any decision made or other action taken by the Administrator (or its authorized delegates) with respect to the Plan, and any interpretation by the Administrator (or its authorized delegates) of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.

12.Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 11, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

13.Term. The Plan will become effective upon the Effective Date and will terminate automatically upon the completion of all benefits (if any) under the terms of the Plan.

14.Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice (except as otherwise provided below) to any Participant or other person or entity, and without regard to the effect of the amendment or termination on any Participant or such other person or entity. Any amendment or termination of the Plan will be in writing. Notwithstanding the foregoing, any amendment to the Plan that (a) causes an individual or group of individuals to cease to be a Participant, or (b) reduces or alters to the detriment of the Participant the Severance Benefits potentially payable to him or her (including, without limitation, imposing additional conditions or modifying the timing of payment), will not be effective unless it both is approved by the Administrator and communicated to the affected individual(s) in writing at least eighteen (18) months before the effective date of the amendment or termination and once a Participant has incurred an Involuntary Termination, no amendment or termination of the Plan may, without that Participant’s written consent, reduce or alter to the detriment of the Participant, the Severance Benefits payable to him or her. In addition, notwithstanding the preceding, upon, in connection with or after a Change in Control, the Company may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action under the Plan, which (i) prevents that Participant from becoming eligible for Severance Benefits, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits payable, or potentially payable, to him or her (including, without limitation, imposing additional conditions). Any action of the Administrator, on behalf of the Company, in amending or terminating the Plan will be taken solely in a non‑fiduciary capacity.

15.Claims and Review Procedure.

15.1    Claims Procedure. Any Participant or other person who has a claim of any kind relating to the Plan, or the duly authorized representative thereof (the “Claimant”), must file such claim in writing with the Administrator at the following address, setting forth the nature of the Severance Benefit claimed, the amount thereof and the basis for claiming entitlement to such benefit: LifeLock, Inc., Plan Administrator of the LifeLock, Inc. Severance Plan, 60 East Rio Salado Parkway, Suite 400, Tempe, AZ 85281.

The Administrator will determine the validity of the claim and communicate a decision to the Claimant promptly and, in any event, not later than ninety (90) days after receipt of the claim. If additional information is necessary to make a determination on a claim, however, the Claimant will be advised of the need for such additional information within forty-five (45) calendar days after receipt of the claim. The Claimant will then have up to one hundred and eighty (180) calendar days to supplement the claim information, and the Claimant will be advised of the decision on the claim within forty-five (45) calendar days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180)-day period. Notwithstanding the foregoing, if the claim relates to a determination of Disability (a “Disability Claim”), the decision will be rendered within forty-five (45) calendar days after receipt of the claim, which may be extended twice by an additional thirty (30) days per extension for matters beyond the control of the Administrator. The Claimant will be notified in writing of any such extension(s) before the end of the applicable decision period, as well as the circumstances requiring the extension, the date by which a decision on the claim is expected to be rendered and such other information required by ERISA. Every claim for benefits which is denied will be denied by written notice setting forth in a manner calculated to be understood by the claimant (a) the specific reason or reasons for the denial, (b) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial was based, (c) a description of any additional material or information that is necessary to process the claim and an explanation of why such material or information is necessary, (d) an explanation of the procedure for further reviewing the denial of the claim, including the applicable binding arbitration requirements under the Plan, and (e) such other information required by ERISA.

15.2    Review Procedure. A Claimant may appeal a denied claim under the Plan by filing a written request for review of such denial with the Administrator (at the address specified in Section 15.1) within sixty (60) calendar days after the receipt of the denial (or, in the case of a Disability Claim, within one hundred and eighty (180) calendar days after the receipt of the denial). Such review will be undertaken by the Administrator and will be a full and fair review. The Claimant will have the right to review all pertinent documents and to submit written comments, documents and other information relating to the claim. The Administrator will issue its decision on review within sixty (60) calendar days after its receipt of a timely request for review (or, in the case of a Disability Claim, within forty-five (45) calendar days after receipt of a timely review request), unless special circumstances require a longer period of time, in which case a decision will be rendered as soon as possible, but not later than one hundred and twenty (120) calendar days after its receipt of the Claimant’s timely request for review (or, in the case of a Disability Claim, no later than ninety (90) calendar days after the timely review request). The Claimant will be notified in writing of any such extension before the end of the original 60-day review period (or 45-day review period in the case of a Disability Claim), as well as the circumstances requiring the extension, the date by which a decision is expected to be rendered and such other information required by ERISA. In the case of a Disability Claim, the review of the appealed claim will be conducted by the Administrator (who will not be the individual who decided the initial Disability Claim nor the subordinate of such individual). In deciding an appeal of any denied Disability Claim that is based in whole or in art on a medical judgment, the Administrator will consult with a health care professional (who will neither be an individual who was consulted in connection with the initial Disability Claim nor the subordinate of such individual) who has appropriate training and experience in the field of medicine involved in the medical judgment. Any medical or vocational experts whose advice was obtained on behalf of the Administrator in connection with the denied Disability Claim will be identified, regardless of whether the advice was relied upon in denying such claim.

The Administrator’s decision on review will be in writing and will include specific reasons for the decision written in a manner calculated to be understood by the Claimant with specific reference to the provisions of the Plan on which the decision was based and other information required by ERISA, as well as an explanation of the applicable binding arbitration requirements under the Plan or the Claimant’s right to file a legal action with respect to a Disability Claim that has been denied on review.

15.3    Exhaustion of Plan’s Claims and Review Procedure Required; Limitations on any Legal Actions. The Plan’s claims and review procedure set forth in this Section 15 must be exhausted with respect to any claim of any kind relating to the Plan. If any legal action is permitted to be filed with respect to a Disability Claim, such action must be brought by the Claimant no later than one (1) calendar year after the Administrator’s denial of such claim on review, regardless of any state or federal statutes establishing provisions relating to limitations on actions.

15.4    Binding Arbitration. Any claim, dispute or other matter in question of any kind relating to the Plan (other than a Disability Claim to the extent binding arbitration is prohibited by ERISA) that is not resolved by the claims and review procedure set forth in this Section 15 will be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration will be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event will a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators will be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and will award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

16.    Attorneys’ Fees. The parties will each bear their own expenses, legal fees and other fees incurred in connection with this Plan. Notwithstanding the foregoing, in the event that a Participant is required to incur attorneys’ fees in order to obtain any Severance Benefits, and the Participant prevails on at least one material issue related to his or her claim(s) for Severance Benefits, then the Company will reimburse the reasonable attorneys’ fees so incurred by the Participant.

17.    Source of Payments. Any Severance Benefits will be paid in cash from the general funds of the Employer; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any benefit under the Plan will be any greater than the right of any other general unsecured creditor of the Employer.

18.    No Guarantee of Tax Consequences. Participants (or their beneficiaries) solely will be responsible for any and all taxes with respect to any Severance Benefits provided under the Plan. Neither the Administrator, the Company nor any other Employer makes any guarantees regarding the tax treatment to any person of any Severance Benefits provided under the Plan.

19.    Inalienability. In no event may any current or former employee of any Employer sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

20.    No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payments hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company or any other Employer. The Employers expressly reserve the right to discharge any of their employees at any time and for any reason. However, as described in the Plan, a Participant may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.

21.    Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

22.    Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the State of Delaware (but not its conflict of law’s provisions).

23.    Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

24.    Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

25.    Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of the Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

26.    Additional Information.

Name of Plan:	LifeLock, Inc. Severance Plan

Name, Address and Phone Number

of Plan Sponsor:	LifeLock, Inc.
60 East Rio Salado Parkway, Suite 400
Tempe, AZ 85281
(480) 682-5100

Plan Sponsor’s Federal Employer
Identification Number:                    56-2508977

Plan Year:                            The Plan’s initial Plan Year begins on the
Effective Date and ends on December
31, 2016; thereafter, the Year will be the
calendar year.

Plan Number:                        506

Name, Address and Phone Number
of Plan Administrator:                    LifeLock, Inc.
Attention: VP, Human Resources
60 East Rio Salado Parkway, Suite 400
Tempe, AZ 85281
(480) 682-5100

Agent for Service of
Legal Process:                        Legal process may be served on the General
Counsel of LifeLock, Inc. (acting on behalf of
the Plan Administrator), at the address shown
above for the Plan Administrator.

Type of Plan:                            Severance Plan/Employee Welfare Benefit
Plan

Plan Costs:                            The cost of the Plan is paid by the Employer.

27.    Statement of ERISA Rights.

As a Participant, you are entitled to certain rights and protections under ERISA. You are entitled to:

•
Examine, without charge, at the Administrator’s office and at other specified locations (such as worksites), all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration; and

•
Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series), if any, and an updated summary plan description. The Administrator may assign a reasonable charge for the copies.

In addition to creating rights for you, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries” of the Plan) have a duty to do so prudently and in the interest of you and the other Participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or from exercising your rights under ERISA. However, this rule neither guarantees your employment with any Employer, nor affects the Employer’s or your right to terminate your employment for other reasons.

If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal any denial, all within certain time schedules. (For more information, see “ERISA Claims and Review Procedure” above.)

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the Plan’s latest annual report, if any, from the Administrator and do not receive them within 30 calendar days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If you have a Disability Claim that is denied, in whole or in part, and you have been through the Plan’s claims and review procedure, or you have a Disability Claim that is ignored, you may be able to file suit in a state or federal court. However, any such lawsuit or other court action must be filed no later than one (1) calendar year after receipt of the final claim denial, regardless of any state or federal statutes establishing provisions relating to limitations on actions.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you win, the court may order the person you sued to pay these legal expenses. If you lose, the court may order you to pay the costs and fees (if, for example, it finds your claim is frivolous).

If you have any questions about the Plan, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Appendix A

FORM OF LIFELOCK, INC. SEVERANCE PLAN
Participation Agreement

LifeLock, Inc. (the “Company”) is pleased to inform you, [NAME], that you have been selected to participate in the Company’s Severance Plan (the “Plan”). A copy of the Plan has been delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan, including this Participation Agreement.

In order to actually become a participant in the Plan (a “Participant” as described in the Plan), you must complete and sign this Participation Agreement and return it to [NAME] no later than [DATE].

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits. Any capitalized term used in this Participation Agreement that is not otherwise defined herein will have the meaning ascribed to such term in the Plan.

As described more fully in the Plan, you may become eligible for certain Severance Benefits under Section 4.1 of the Plan if, during a Change in Control Period, you terminate your employment with the Employer as a result of a Constructive Termination (as defined in Exhibit A attached hereto and made a part hereof) or the Employer terminates your employment for a reason other than Cause or your Disability or death.

In addition (but in lieu of the Severance Benefits described in the immediately preceding paragraph), and as described more fully in the Plan, you may become eligible for certain Severance Benefits under Section 4.2 of the Plan if [you terminate your employment with the Employer as a result of a Constructive Termination or] the Employer terminates your employment for a reason other than Cause or your Disability or death, and such termination does not occur during a Change in Control Period.

If you become eligible for Severance Benefits as described in the Plan, then subject to the terms and conditions of the Plan, including this Participation Agreement, you will receive the following Severance Benefits:

1.Cash Severance Benefits.

a.Qualifying Termination of Employment not during a Change in Control Period. In the event of an Involuntary Termination that occurs under the circumstances described in Section 4.2 of the Plan, and as described in Section 4.2.1 of the Plan: continuing payments of cash severance in an aggregate amount equal to [eighteen (18)] OR [twelve (12)] OR [nine (9)] OR [six (6)] months of your Monthly Base Salary, will be paid as set forth in Section 7 and 9 of the Plan in equal installments in accordance with the Employer’s normal payroll practice in effect from time to time during the period equal to the number of months set forth above; or

b.Qualifying Termination of Employment during a Change in Control Period. In the event of an Involuntary Termination that occurs under the circumstances described in Section 4.1 of the Plan, and as described in Section 4.1.1 of the Plan (i) continuing payments of cash severance in an aggregate amount equal to [eighteen (18)] OR [twelve (12)] OR [nine (9)] OR [six (6)] months of your Monthly Base Salary, will be paid as set forth in Section 7 and 9 of the Plan in equal installments in accordance with the Employer’s normal payroll practice in effect from time to time during the period equal to the number of months set forth above; and (ii) a lump sum cash payment equal to [one hundred percent (100%)] OR [seventy-five percent (75%)] OR [fifty percent 50%] of your Target Bonus, will in each case be paid as set forth in Sections 7 and 9 of the Plan.

For the avoidance of doubt, if (i) you incur an Involuntary Termination under the circumstances described in Section 4.2 of the Plan before a Change in Control, which qualifies you for the benefit under Section 4.2.1 of the Plan, and (ii) a Change in Control occurs within the three (3)-month period following your Involuntary Termination, which would otherwise qualify you for the superior benefit under Section 4.1.1 of the Plan, then you instead will be eligible to receive the benefit under Section 4.1.1 of the Plan, reduced by the applicable amount, if any, previously paid under Section 4.2.1.

2.In-lieu of COBRA Benefit.

If an Involuntary Termination occurs under the circumstances described in either Section 4.1 or Section 4.2 of the Plan, and you and any Family Members have Qualifying Health Coverage (as defined in Section 4.1.2 of the Plan), a lump sum cash payment in an aggregate amount equal to [thirty-six (36)] OR [twenty-four (24)] OR [eighteen (18)] OR [twelve (12)] months of the Monthly COBRA Premium Amount, as described in Section 4.1.2 and Section 4.2.2 of the Plan, respectively, will be paid as set forth in Sections 7 and 9 of the Plan.

3.Equity Award Vesting Acceleration Benefit.

a.Qualifying Termination of Employment not during a Change in Control Period. In the event of an Involuntary Termination that occurs under the circumstances described in Section 4.2 of the Plan, you will not be entitled to any Equity Award vesting acceleration benefit under the Plan; or

b.Qualifying Termination of Employment during a Change in Control Period. In the event of an Involuntary Termination that occurs under the circumstances described in Section 4.1 of the Plan, and as described in Section 4.1.3 of the Plan, one hundred percent (100%) of your then unvested and outstanding Equity Awards, the exercisability or vesting of which depends merely on the satisfaction of a service obligation by you to the Employer, will vest in full and be free of restrictions related to the exercisability or vesting thereof.

For the avoidance of doubt, if you incur an Involuntary Termination under the circumstances described in Section 4.2 of the Plan before a Change in Control and a Change in Control occurs within the three (3)-month period following your Involuntary Termination, which would otherwise qualify you for the benefit under Section 4.1.3 of the Plan, then you nevertheless will be entitled to the benefit under Section 4.1.3 of the Plan.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Administrator the Release, which must become effective and irrevocable within the requisite period set forth in the Release and is subject to the Release timing requirements specified in the Plan. Also, as explained in the Plan, your Severance Benefits (if any) will be reduced if necessary to avoid the Severance Benefits from becoming subject to “golden parachute” excise taxes under the Internal Revenue Code.

Please note that the Employer will withhold from any Severance Benefits any applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the LifeLock, Inc. Severance Plan and Summary Plan Description (the “Plan/SPD”); (2) you have carefully read this Participation Agreement and the Plan/SPD, including, but not limited to, the terms and conditions of participation in, and receipt of any Severance Benefits, under the Plan; and (3) the decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors, and will be given the maximum possible deference permitted by law.

LIFELOCK, INC.                    [NAME OF ELIGIBLE EMPLOYEE]

Signature                        Signature

Name                            Date

Title

Attachment:    LifeLock, Inc. Severance Plan and Summary Plan Description

Exhibit A to the

LifeLock, Inc. Severance Plan Participation Agreement for [NAME OF ELIGIBLE EMPLOYEE]

For the purposes of the Plan and the Participation Agreement, “Constructive Termination” means:

[(a)
An Eligible Employee’s resignation from employment with the Employer within ninety (90) calendar days following the expiration of any Cure Period (as defined below) after the occurrence of one or more of the following events without the Participant’s written consent;

(b)
A material breach by the Employer of any of the material terms and conditions required to be complied with by the Employer pursuant to a written employment agreement or offer of employment letter between the Employer and Eligible Employee;

(c)
A material diminution in the Eligible Employee’s title, duties or responsibilities by the Board or the Eligible Employee’s director supervisor to a level below the Eligible Employee’s title, duties or responsibilities in effect immediately before such change; provided, however, that if following an acquisition of the Employer and conversion of the Employer into a subsidiary, division or unit of the acquirer, then the consummation of such acquisition and conversion will not by itself be deemed a material diminution in the Eligible Employee’s title, duties or responsibilities for this purpose); or

(d)
A relocation by the Employer of the Eligible Employee’s principal work site to a facility or location more than fifty (50) miles from the place of performance specified in the written employment agreement or offer of employment letter between the Employer and Eligible Employee or otherwise agreed to in writing by the Eligible Employee.

Notwithstanding the foregoing, the Eligible Employee’s resignation will not constitute a resignation due to a “Constructive Termination” unless he or she first provides the Employer with written notice of any such event and/or breach that he or she contends constitutes a Constructive Termination within ninety (90) calendar days of the first occurrence of such alleged event and/or breach, and thereafter provides the Employer a reasonable opportunity (not to exceed thirty (30) calendar days following the date of such notice) to cure such event and/or breach (the “Cure Period”).]

OR

[an Eligible Employee’s voluntary termination, within thirty (30) calendar days following the expiration of any Employer cure period (discussed below) following the occurrence of one or more of the following, without the Eligible Employee’s consent: (a) a material reduction of the Eligible Employee’s duties, authority, or responsibilities, relative to the Eligible Employee’s duties, authority, or responsibilities as in effect immediately prior to such reduction other than any reduction that is made outside of a Change in Control Period that is part of a management reorganization applicable to substantially all other executive’s at the Eligible Employee’s level; (b) a material reduction of fifteen percent (15%) or more by the Employer of the Eligible Employee’s

Monthly Base Pay; or (c) a material change in the geographic location of the Eligible Employee’s principal workplace; provided, that a relocation of less than fifty (50) miles from the Eligible Employee’s principal workplace will not be considered a material change in geographic location.

However, an Eligible Employee may not resign for Constructive Termination without first providing the Employer with written notice within ninety (90) calendar days of the initial existence of the condition that the Eligible Employee believes constitutes a Constructive Termination specifically identifying the acts or omissions constituting the grounds for Constructive Termination and a reasonable cure period of not less than thirty (30) calendar days following the date of such notice.]

OR

[an Eligible Employee’s voluntary termination, within thirty (30) calendar days following the expiration of any Employer cure period (discussed below) following the occurrence of one or more of the following, without the Eligible Employee’s consent: (a) the assignment to the Eligible Employee of duties or responsibilities that are substantially inconsistent with the Eligible Employee’s training or professional experience; (b) a material reduction of fifteen percent (15%) or more by the Employer of the Eligible Employee’s Monthly Base Pay; or (c) a material change in the geographic location of the Eligible Employee’s principal workplace; provided, that a relocation of less than fifty (50) miles from the Eligible Employee’s principal workplace will not be considered a material change in geographic location.

However, an Eligible Employee may not resign for Constructive Termination without first providing the Employer with written notice within ninety (90) calendar days of the initial existence of the condition that Eligible Employee believes constitutes Constructive Termination specifically identifying the acts or omissions constituting the grounds for Constructive Termination and a reasonable cure period of not less than thirty (30) calendar days following the date of such notice.]

OR

[an Eligible Employee’s voluntary termination, within thirty (30) calendar days following the expiration of any Employer cure period (discussed below) following the occurrence of one or more of the following, without the Eligible Employee’s consent: (a) a material reduction of fifteen percent (15%) or more by the Employer of the Eligible Employee’s Monthly Base Pay; or (b) a material change in the geographic location of the Eligible Employee’s principal workplace; provided, that a relocation of less than fifty (50) miles from the Eligible Employee’s principal workplace will not be considered a material change in geographic location.

However, an Eligible Employee may not resign for Constructive Termination without first providing the Employer with written notice within ninety (90) calendar days of the initial existence of the condition that Eligible Employee believes constitutes Constructive Termination specifically identifying the acts or omissions constituting the grounds for Constructive Termination and a reasonable cure period of not less than thirty (30) calendar days following the date of such notice.]

The determination of whether a Constructive Termination exists, including the determination of the cure of any event and/or breach constituting a Constructive Termination, will be made in all cases by the Administrator in accordance with authorities and deference afforded to the Administrator under Section 11 of the Plan.